Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

INDIVIOR PHARMACEUTICALS, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Indivior Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.             That the name of this corporation is Indivior Pharmaceuticals, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on October 28, 2025.

2.             That the Board of Directors duly adopted resolutions proposing to amend the Certificate of Incorporation of this corporation, declaring said amendment to be advisable and in the best interests of this corporation and its stockholders, which resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation is hereby amended by changing Article I so that, as amended, said Article shall be and read as follows:

“The name of the corporation is Supernus, Inc. (the “Corporation”).”

3.              All other provisions of this corporation’s Certificate of Incorporation will remain in full force and effect.

4.              That this Certificate of Amendment to the Certificate of Incorporation, which amends Article I of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Section 228 and Section 242 of the General Corporation Law.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment to the Certificate of Incorporation as of November 2, 2026.

INDIVIOR PHARMACEUTICALS, INC.

/s/ Timothy C. Dec
Name: Timothy C. Dec
Title: Chief Financial Officer